NEWS

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FOR IMMEDIATE RELEASE

FORD TO EXPLORE STRATEGIC OPTIONS FOR
ASTON MARTIN

DEARBORN, Mich., August 31, 2006 - Ford Motor Company (NYSE: F) announced today it has begun the process of exploring strategic options for Aston Martin, with particular emphasis on a potential sale of all or a portion of the unit.

“As part of our ongoing strategic review, we have determined that Aston Martin may be an attractive opportunity to raise capital and generate value," said Chairman and Chief Executive Officer Bill Ford. “Aston Martin Lagonda has flourished under Ford ownership, which is why we believe it is prudent to consider a sale of all or part of this prized brand. Since Aston Martin’s dealer network, product architecture and size are distinctly different from other Ford brands, it is the most logical and capital-smart divestiture choice. The objective of any sale would be to position Aston Martin within a structure and resource base sufficient to allow it to reach its full potential, while enabling Ford to efficiently raise capital for its other brands.”

Mr. Ford added, "Regarding our other Premier Automotive Group brands, we've made no decisions, as our review of strategic alternatives continues. However, we continue to be encouraged by Jaguar's progress and by the strength and consumer appeal of the Jaguar, Land Rover and Volvo product lineups."

The company said there can be no assurance that the decision to explore strategic options for Aston Martin will result in any transaction, which would be subject to Board approval.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

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August 31, 2006